EXHIBIT 10.1
AMENDED AND RESTATED SERVICES AGREEMENT
     This Amended and Restated Services Agreement (this “Agreement”), dated as of September 2, 2008 (the “Effective Date”), is by and between National Default Exchange, LP, a Delaware limited partnership (“NDEx”) and Barrett Daffin Frappier Turner & Engel, LLP, a Texas limited liability partnership (f/k/a Barrett Burke Wilson Castle Daffin & Frappier, LLP) (the “Firm”). NDEx and the Firm are hereinafter collectively referred to as the “Parties” and each as a “Party.” Unless otherwise indicated, capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1 below.
RECITALS
     A. The Firm is engaged in the Practice of Law with its principal office in Addison, Texas. Prior to the date of the Firm’s entry into that certain Contribution Agreement (as defined below), in addition to the Practice of Law, the Firm provided certain non-legal services to Clients, including the Foreclosure Trustee Services.
     B. The Firm and NDEx entered into that certain Contribution Agreement, dated as of June 1, 2006 (the “Contribution Agreement”), pursuant to which the Firm contributed to NDEx substantially all of the assets used by the Firm in the business of providing Foreclosure Trustee Services to the Firm’s Clients, and NDEx assumed certain liabilities of the Firm associated therewith.
     C. Contemporaneously with entry into the Contribution Agreement, the Firm and NDEx entered into that certain Services Agreement, dated as of June 1, 2006 (the “Original Services Agreement”), pursuant to which the Firm engaged NDEx to provide Foreclosure Trustee Services and other services to the Firm and its Clients; provided, however, that the performance of any Legal Services in connection with the business of the Firm continued, and presently continue, to be performed by the Firm.
     D. Pursuant to the Equity Purchase Agreement, APC is acquiring one hundred percent (100%) of the direct and indirect equity interests in National Default Exchange Holdings, L.P., a Delaware limited partnership and the parent of NDEx (“NDEx Holdings”), from the holders of such equity interests. This Agreement is being entered into in connection with, and as a condition to, the consummation of the transactions contemplated by the Equity Purchase Agreement.
     E. The Firm and NDEx now desire, subject to the terms and conditions described herein, to amend and restate the Original Services Agreement in its entirety in the manner set forth in this Agreement.
     G. It is the intention of the Parties that the services to be rendered to the Firm by NDEx under this Agreement include: (i) Foreclosure Trustee Services to the Firm and to the Clients; and (ii) Support Services to the Firm.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

AGREEMENTS
     In consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definition of Certain Terms. The terms defined in this Section 1.1, whenever used in this Agreement (including in the schedules and exhibits), shall have the respective meanings indicated below for all purposes of this Agreement:
     “Access Rights” means the right to, or have representatives to, upon at least three Business Days notice, and at the sole expense of the Party exercising the Access Rights:
     (a) examine (i) all financial, accounting, and bookkeeping records, and (ii) all other records, reports and other papers of the other Party, in each case relating to this Agreement and/or the performance of such Party’s obligations under this Agreement, except to the extent that such action would, in the reasonable opinion of counsel, constitute a waiver of the attorney/client privilege or violate any obligations of confidentiality to third parties;
     (b) make copies and take extracts from any of the materials described in clause (a) of this definition, except for information that is subject to a written confidentiality agreement with a third party; and
     (c) meet with appropriate personnel of the Party providing access to discuss the materials described in clause (a) of this definition during normal business hours.
     “Affiliate” as applied to any Person, means any other Person, directly or indirectly, controlling, controlled by, or under common control with, that Person. The term “control” (including, with correlative meanings, the terms “controlling, “controlled by” and” under common control with”), as applied to any Person, includes the possession, directly or indirectly, of ten percent (10%) or more of the voting power (or in the case of a Person which is not a corporation, ten percent (10%) or more of the ownership interest, beneficial or otherwise) of such Person or the power otherwise to direct or cause the direction of the management and policies of that Person, whether through voting, by contract or otherwise. Notwithstanding anything to the contrary herein, for purposes of this Agreement, (i) NDEx shall not be considered an “Affiliate” of the Firm, and (ii) the Firm shall be not considered an “Affiliate” of NDEx .
     “Agencies” shall mean, individually or collectively, Fannie Mae, Freddie Mac, FHA, VA and GNMA and any other governmental agencies or quasi-governmental agencies who are residential mortgage lenders or residential mortgage loan servicing companies that are or become Clients of the Firm.
     “Agreement” has the meaning set forth in the Preamble of this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Amended Fee Schedule Date” means (i) with respect to each Initial Quarter, the first day of each Initial Quarter, and (ii) with respect to each calendar year after 2009, January 1, 2010 and each anniversary thereof.
     “Amended Fee Schedule” has the meaning specified in Section 3.1(b) hereof.
     “APC” means American Processing Company, LLC, a Michigan limited liability company.
     “Applicable Law(s)” means any statute, law, ordinance, regulation, requirement, order or rule of any Governmental Body, or any governmental or administrative interpretation thereof, including, but not limited to, any and all federal, state and local laws governing the legal profession generally, including, but not limited to, the Disciplinary Rules of Professional Conduct for the State of Texas, the Fair Labor Standards Act, the FDCPA, and the Graham-Leach-Bliley Act.
     “Breaching Party” has the meaning set forth in Section 8.3 of this Agreement.
     “Business” means the business of providing Foreclosure Trustee Services.
     “Business Day” means a day of the year on which banks are not required or authorized by law to close in Minneapolis, Minnesota.
     “Change” and “Changes” have the meaning set forth in Article IX of this Agreement.
     “Claim” has the meaning set forth in Section 11.6 of this Agreement.
     “Client Engagement Letters” means engagement letters from time to time in effect during the Term of this Agreement between the Firm and the Clients relating to the Firm’s Foreclosure Business and related Practice of Law including, but not limited to, the Client Engagement Letters in effect on the Effective Date.
     “Clients” shall mean, collectively, (i) Investors or other residential mortgage lenders or (ii) Servicers, in each case who have engaged the Firm, or may engage the Firm in the future, as well as any other Person who receives Legal Services from the Firm.
     “Contribution Agreement” has the meaning set forth in the Recitals to this Agreement.
     “Deeds of Trust” means residential mortgage loan deeds of trust which grant a mortgage lien and deed of trust covering Property to a Foreclosure Trustee for the benefit of an Investor or other lender to secure the payment and performance of one or more promissory notes payable to the Investor or other lender.
     “Defaulted Loans” means Loans with respect to which the borrower is in payment or other default.
     “Effective Date” has the meaning set forth in the Preamble to this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Employee Expenses” means any and all employee costs of the NDEx Workforce, including, but not limited to, personnel salaries, overtime, bonuses, commissions, fringe benefits, accrued vacations, sick leave time, profit sharing, pension, and any insurance benefits.
     “Encumbrances” means any liens, hypothecations, mortgages, charges, security interests, pledges and other encumbrances and claims of any nature.
     “Engagement Relationships” means contracts, agreements or engagements between the Firm and certain Clients that govern the relationship between the Firm and such Clients.
     “Equity Purchase Agreement” means that certain Equity Purchase Agreement, dated as of July 28, 2008, by and among APC and the other parties a party thereto.
     “Extended Term” has the meaning set forth in Section 8.2 of this Agreement.
     “Fannie Mae” shall mean the Federal National Mortgage Association.
     “FDCPA” means the Fair Debt Collection Practice Act.
     “Fee Schedule Period” means (i) with respect to each Initial Quarter, the calendar quarter commencing on the first day of such Initial Quarter, and (ii) with respect to each calendar year after 2009, the calendar year commencing on January 1 of such calendar year.
     “FHA” shall mean the Federal Housing Administration
     “Firm Confidential Information” has the meaning set forth in Section 7.2(a) of this Agreement.
     “Firm Damages” has the meaning set forth in Section 11.4 of this Agreement.
     “Firm’s Foreclosure Business” means Legal Services provided by the Firm to Clients relating to Foreclosures (including, but not limited to, Legal Services ancillary to the collection, disposition, litigation, bankruptcy, eviction, negotiation and settlement of Defaulted Loans and Foreclosures on Property which secures Defaulted Loans).
     “Firm” has the meaning set forth in the Preamble of this Agreement.
     “Firm’s Business” means the business of providing Legal Services to the Clients.
     “First Invoice” has the meaning set forth in Section 3.2(a) of this Agreement.
     “Force Majeure Condition” shall mean any condition or event beyond the control of the Party affected thereby, including, but not limited to, fire, explosion, or other casualty, act of God, war or civil disturbance, acts of public enemies, embargo, the performance or non-performance of third parties, acts of city, state, local or federal governments in their sovereign, regulatory, or contractual capacity, labor difficulties and strikes.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Foreclosure” means the process by which a Foreclosure Trustee sells real property at a foreclosure sale or takes over a Property on behalf of an Investor or other lender or a Servicer in connection with a Defaulted Loan.
     “Foreclosure Trustee” means a trustee appointed under a Deed of Trust.
     “Foreclosure Trustee Administration Fee” has the meaning set forth in Section 3.1(a) of this Agreement.
     “Foreclosure Trustee Services” means services other than Legal Services related to activities undertaken by a Foreclosure Trustee in connection with Foreclosures, including, but not limited to: (i) receiving referrals from Clients or other Servicers of loan files under the Firm’s Engagement Relationships or otherwise, and related requests for Foreclosure services with respect to Defaulted Loans; (ii) review and set-up of loan files for Foreclosure; (iii) document retrieval and research; (iv) providing acceleration and Foreclosure notices; posting property for Foreclosure sale, and coordinating and engaging (at the Firm’s expense) third parties to perform posting of Foreclosure notices; (v) attending Foreclosure sales; (vi) accepting Foreclosure bids, and otherwise providing or arranging for the provision of Foreclosure posting and sales services, including the engagement (at the Firm’s expense) of third parties to perform the services related to the conduct of the Foreclosure auction sale; (vii) Loan reinstatements; (viii) generating Foreclosure sales confirmation reports; (ix) title curative services with respect to Property subject to Foreclosure; (x) processing of claims on Defaulted Loans with the Insurers; (xi) litigation support services related to Defaulted Loans; and (xii) bankruptcy setup services related to Defaulted Loans; provided, however, that the following services are specifically excluded from the definition of Foreclosure Trustee Services: (a) any Legal Services, and (b) any Title Work or other title related services billed directly to the Firm by NDEx Title.
     “Freddie Mac” shall mean the Federal Home Loan Mortgage Corporation.
     “GAAP” means United States generally accepted accounting principles, consistently applied in accordance with past practices.
     “GNMA” shall mean the Government National Mortgage Association.
     “Governmental Body” means any:
          (a) federal, state, county, municipal, city, town village, district, or other jurisdiction or government of any nature;
          (a) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or other entity and any court or other tribunal); or
          (b) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     “Indemnified Party” has the meaning set forth in Section 11.6 of this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Indemnifying Party” has the meaning set forth in Section 11.6 of this Agreement.
     “Initial Fee Schedule” has the meaning set forth in Section 3.1(a) of this Agreement.
     “Initial Quarter” means each calendar quarter during 2009.
     “Initial Term” has the meaning set forth in Section 8.1 of this Agreement.
     “Insolvent” means a party who makes an assignment for the benefit of its creditors, or voluntarily commences proceedings in bankruptcy, reorganization or liquidation under the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq., as amended, or under any other state, federal or Applicable Law for the relief of debtors (or an action under any such laws is commenced against such party and is not discharged within 60 days), or has a receiver, trustee or custodian appointed to operate its business who is not discharged within 60 days of his, her or its appointment.
     “Investors” shall mean, collectively, Fannie Mae, Freddie Mac and the Private Investors.
     “Insurers” means, collectively, FHA and VA.
     “Invoice” means any Monthly Invoice or the First Invoice.
     “Legal Services” means the preparation of a pleading or other document incident to an action or special proceeding in any court or the management of the action or proceeding on behalf of a client before a judge in court, as well as any services rendered to or on behalf of a client out of court, including the giving of advice or the rendering of any service requiring the use of legal skill or knowledge, such as preparing a legal instrument, the legal effect of which under the facts and conclusions involved must be determined based on professional legal judgment and skill, including, without limitation, counseling or assisting others in matters that require the use of legal discretion and profound legal knowledge, the giving of advice or the rendering of any service requiring the use of legal skill or knowledge.
     “Loans” means residential mortgage loans secured by a deed of trust, mortgage or other security interest in Property.
     “Malpractice Insurance Policies” has the meaning set forth in Section 4.6 of this Agreement.
     “Material Breach” means any breach of this Agreement that:
     (a) significantly deprives the Non-breaching Party of the benefits afforded to it under this Agreement;
     (b) causes the Non-breaching Party to suffer material losses or material damages that cannot be properly redressed by the payment of money;
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     (c) constitutes gross negligence or willful misconduct on the part of the Breaching Party that results in a material loss or material damages to the non-Breaching Party;
     (d) with respect to the Firm, the failure by the Firm to timely pay a Monthly Invoice when owed to NDEx under this Agreement.
     (e) with respect to the Firm, the failure by the Firm to timely pay any amounts owed to NDEx Title for Title Work performed by NDEx Title.
     “Measuring Month” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Monthly Invoice” has the meaning set forth in Section 3.2(a) of this Agreement.
     “NDEx” has the meaning set forth in the Preamble of this Agreement.
     “NDEx Confidential Information” has the meaning set forth in Section 7.1(a) of this Agreement.
     “NDEx Intellectual Property” has the meaning set forth in Section 7.6 of this Agreement.
     “NDEx Title” means NDEx Title Services, LLC, a Texas limited liability company and an Affiliate of NDEx.
     “NDEx Workforce” has the meaning set forth in Section 5.1 of this Agreement.
     “New Fee Amount” has the meaning set forth in Section 3.1(b) of this Agreement.
     “Non-breaching Party” has the meaning set forth in Section 8.3 of this Agreement.
     “Objection Notice” has the meaning specified in Section 3.1(b) hereof.
     “Office Products” has the meaning set forth in Section 4.4 of this Agreement.
     “Original Services Agreement” has the meaning set forth in the Recitals of this Agreement.
     “Parties” has the meaning set forth in the Preamble of this Agreement.
     “Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
     “Practice of Law” means any activities that constitute providing Legal Services.
     “Practice Providers” means the Firm’s attorneys who perform the Practice of Law.
     “Prevailing Party” has the meaning set forth in Section 11.2 of this Agreement.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Private Investors” shall mean private investors (i.e., non-Agency) who make or invest in residential mortgage loans.
     “Proceeding” means any claim, suit, litigation, arbitration, hearing, audit, charge, investigation, or other action (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body, arbitrator or mediator.
     “Property” means the real and personal property included within any particular parcel or tract of improved residential real estate.
     “Reasonable Attorneys’ Fees” shall mean those attorneys’ fees actually incurred in obtaining a judgment in favor of the Prevailing Party.
     “Sales Tax” has the meaning set forth in Section 3.1(d) of this Agreement.
     “Servicers” means entities that provide billing and collection and other services related to the servicing and administration of Loans.
     “Services” means, collectively, the Foreclosure Trustee Services and the Support Services.
     “Standard Operating Procedures” means the operating procedures agreed to by the Parties regarding the integration of Foreclosure Trustee Services provided by NDEx and Legal Services provided by the Firm.
     “Support Services” means those certain non-legal business management, administrative and other support services to be provided by NDEx to support the Firm’s Foreclosure Business including, but not limited to, human resources administration and financial accounting services, and computer hardware and software support and maintenance, technical support, system administration, network administration, telecommunications and data system support and administration, networking connectivity, assistance with purchasing IT hardware, software and other products, data backups, and system security in accordance with the requirements of the Clients, and the other services described on Schedule 1 hereto, as may be modified from time to time by written agreement of the Parties.
     “Term of this Agreement” means, collectively, the Initial Term and each Extended Term.
     “Termination Date” means the effective date of the termination of this Agreement in accordance with Sections 8.3, 8.4 or 8.5.
     “Title Work” means, collectively, obtaining title evidence, examining title, preparing title summary reports, ordering tax certificates and performing title curative activities, including, but not limited to, preparation and review of title searches and abstracts of title relating to Property.
     “VA” shall mean the Department of Veterans Affairs.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     “Work Product” shall mean all work product developed by the Firm, or any of its employees or approved subcontractors (tangible, recorded or otherwise, and without regard to the form of recordation or state of completion) in the performance of Legal Services for Clients, whether or not the services being performed are complete.
     “Work-in-Process” shall mean, at any time, all Work Product in the hands of the Firm including, but not limited to, mortgage loan files, bankruptcy, foreclosure or litigation files relating to any Client mortgage loan, working papers, narrative descriptions, reports, data, tapes, diskettes, software (if originally provided by a Client), and all material of similar character.
     1.2 Additional Terms. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Section, paragraph, clause, Exhibit and Schedule references contained in this Agreement are references to sections, paragraphs, clauses and schedules in or to this Agreement, unless otherwise specified.
ARTICLE II
SERVICES TO BE PROVIDED BY NDEX
     2.1 Foreclosure Trustee Services. The Firm hereby exclusively engages NDEx, and NDEx hereby agrees, to perform the Foreclosure Trustee Services that the Firm has determined or established as necessary and essential for the benefit of, and on behalf of, its Clients. For all purposes under this Agreement, the term “Firm” shall include any other law firm or lawyer that becomes affiliated with the Firm or any partner of or owner in the Firm.
     2.2 Support Services. In addition to the Foreclosure Trustee Services, NDEx hereby agrees to provide the Support Services. The Parties acknowledge and agree that if the Firm requests that NDEx provide additional support services to the Firm not set forth on Schedule 1 hereto, then the Parties will at that time negotiate in good faith the scope of any such additional support services and the additional fees to be paid by the Firm to NDEx for such additional support services; provided, however, that NDEx can, in its sole discretion, decide not to provide any such additional support services to the Firm and in no event shall such a decision to not provide any such additional support services be deemed to be a breach or default by NDEx of this Agreement.
     2.3 Title Services to NDEx Title. As additional consideration for the Services to be provided by NDEx to the Firm hereunder, the Firm agrees to exclusively refer all of its Title Work to NDEx Title for the Term of this Agreement. The Firm acknowledges and agrees that the Title Work performed by NDEx Title shall be in addition to, and not part of, the Services provided by NDEx under this Agreement and that all costs and expenses of NDEx Title in providing the Title Work shall be separately billed by NDEx Title to the Firm and shall not be covered by or included in the Initial Fee Schedule or any Amended Fee Schedule hereunder.
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

NDEx Title will provide title services at the standard reimbursable rates announced or published from time to time by Investors.
     2.4 Supervision of NDEx Personnel. The Parties intend that all employees of NDEx who are providing Foreclosure Trustee Services pursuant to this Agreement, shall, to the extent required by Applicable Law, work under the direct or indirect supervision of an attorney employed by the Firm. Such attorney shall have the ultimate authority as to all legal decisions regarding each file, matter, or case for which NDEx is performing Foreclosure Trustee Services. The Firm agrees to cause its attorneys to provide supervision of the employees of NDEx that are providing Foreclosure Trustee Services in compliance with Applicable Law. The Firm shall be responsible for assuring that any supervisory attorney is licensed to engage in the Practice of Law in the state or states in which such attorney is providing supervision or other Legal Services.
     2.5 Standard Operating Procedures. The Standard Operating Procedures shall be formulated in compliance with all Applicable Laws. The Standard Operating Procedures shall be amended from time to time by the Firm and NDEx, in accordance with changes in Applicable Law, or for the reasonable accommodation of reasonable requests of Clients, so long as any such amendments shall not materially increase the duties or responsibilities of NDEx or the Firm hereunder.
     2.6 No Exclusivity. The engagement of NDEx by the Firm is on a non-exclusive basis, and NDEx, in its sole discretion, may provide Foreclosure Trustee Services to any other Person.
ARTICLE III
COMPENSATION AND REIMBURSEMENT
     3.1 Fees and Reimbursement.
     (a) Initial Fee Schedule. Subject to the terms and conditions of this Section 3.1, in consideration for the performance of the Services hereunder, NDEx will (i) be compensated on a per file fee basis for files referred by the Firm to NDEx for processing in accordance with the fee schedule set forth on Exhibit A attached hereto (the “Initial Fee Schedule”) and (ii) receive a monthly foreclosure trustee administration fee (the “Foreclosure Trustee Administration Fee”) in an amount set forth on the Initial Fee Schedule.
     (b) Amended Fee Schedules. On or before the forty-fifth (45th) day prior to an Amended Fee Schedule Date, NDEx may propose to the Firm an amended Fee Schedule (an “Amended Fee Schedule”) that will be in effect for the next Fee Schedule Period commencing with the applicable Amended Fee Schedule Date. On or before the fifteenth (15th) day after receiving the proposed Amended Fee Schedule, the Firm may deliver to NDEx a notice of objection to the proposed Amended Fee Schedule (an “Objection Notice”). If no such Objection Notice is timely delivered by the Firm to NDEx, then that Amended Fee Schedule shall be binding on the parties hereto for the next Fee Schedule Period commencing on the applicable Amended Fee Schedule Date. If the Firm does timely deliver to NDEx an Objection Notice, the Firm and NDEx shall thereafter negotiate with each other in good faith to agree upon an
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

Amended Fee Schedule. If the Firm and NDEx are unable to agree upon an Amended Fee Schedule within fifteen (15) days after an Objection Notice has been given, then the existing Fee Schedule shall remain in effect and NDEx shall thereafter have the option of terminating this Agreement in its sole discretion in accordance with Section 8.4 hereof
     (c) Client Related Third Party Expenses. Notwithstanding anything to the contrary herein, the Firm agrees that it will pay all Client-related third party expenses incurred by NDEx in the performance of the Services hereunder, including, but not limited to, fees paid for (i) publication and posting of legal notices; (ii) title insurance; (iii) filing of deeds and other legal documents; (iv) sheriff services; (v) packaging services; and (vi) court costs. The Firm acknowledges and agrees that the Title Work to be performed by NDEx Title and charges for posting of files shall be treated as a third party expense to be billed separately by NDEx Title and paid by the Firm in accordance with the invoices received from NDEx Title.
     (d) Taxes. Notwithstanding anything to the contrary herein, the Firm acknowledges and agrees that the fees set forth on the Fee Schedule, as may be amended from time to time, do not include any applicable withholding, sales, use, excise, services or similar tax (any such tax, a “Sales Tax”). If any Sales Tax is assessed on the provision of any Services under this Agreement, the Firm shall either (i) cause the Clients to pay such Sales Tax, (ii) pay the Sales Tax itself, or (iii) provide NDEx with a certificate or other proof, reasonably acceptable to NDEx, evidencing an exemption from liability for such Sales Tax. The Parties agree to cooperate with each other in determining the extent to which any Sales Tax is due and owing under the circumstances, and will provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party. If any amount of Sales Tax is required to be paid, and is paid, by the Firm, the amount of such Sales Tax paid will be deducted from the fees payable by the Firm to NDEx hereunder.
     3.2 Invoice and Payments.
     (a) Invoice. Within fifteen (15) days following the end of each calendar month during the Term of this Agreement, NDEx shall submit an invoice to the Firm (each a “Monthly Invoice”) indicating (i) the number and types of files referred by the Firm to NDEx for processing during the preceding month, (ii) the total amount due to NDEx for such files referred during the preceding month and (iii) the Foreclosure Trustee Administration Fee. The first such Monthly Invoice shall be delivered on September 2, 2008 (the “First Invoice”) and for this Invoice only, the amount will equal [***] percent ([***]%) of the product of (i) the number of Texas Foreclosure, HEL and Eviction files created but not billed and (ii) the respective Texas Foreclosure, HEL and Eviction file fees set forth on the Initial Fee Schedule.
     (b) Objection. The Firm shall have the right to dispute, in good faith, any Invoice, in part or in total. The Firm will promptly notify NDEx of any dispute regarding any Invoice, and the Parties agree to use their best efforts to promptly resolve any such dispute. If the Parties are unable to reach a resolution, then the Parties will choose a mutually acceptable independent accounting firm to resolve such dispute. The decision of the independent accounting firm shall be final as to all matters relating to such dispute, and the Parties shall split all costs associated
PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

with the engagement of the independent accounting firm equally. When attempting to resolve any such dispute, the Parties agree to allow the other Party and the independent accounting firm access to all information relevant to such issue(s) in dispute, unless such access would violate any other provision of this Agreement, the attorney client privilege or any client secrets.
     (c) Payment. The Firm shall pay each Invoice within fifteen (15) days after receipt thereof.
     3.3 Reasonable Value. The Firm and NDEx acknowledge and agree that the Fee Schedule and any increases thereto pursuant to Section 3.1(b), have been negotiated at arm’s-length and represent and shall represent the reasonable value of the Services furnished by NDEx pursuant to this Agreement, considering the nature and volume of the services required. Payment of the fees pursuant to Section 3.2 hereof is not intended to be and shall not be interpreted or applied as permitting NDEx to share in the Firm’s fees for Legal Services performed by the Firm on behalf of its Clients.
ARTICLE IV
AFFIRMATIVE COVENANTS OF THE FIRM
     4.1 Exclusivity. During the Term of this Agreement, the Firm shall engage only (i) NDEx to provide Foreclosure Trustee Services on behalf of any Client and (ii) NDEx Title to perform the Title Work on behalf of the Firm, and in each case the Firm shall not retain, hire, employ, use or engage any other Person to provide such services unless specifically so directed in writing by a Client without the urging or encouragement of the Firm or any partner of or owner in the Firm. NDEx and NDEx Title shall each be entitled to obtain injunctive relief against the breach or threatened breach of the obligations of the Firm set forth in this Section 4.1 without the posting of any bond or other security.
     4.2 Notification to and Consents from Clients. In accordance with Applicable Law and any Client Engagement Letter, the Firm shall notify and, where required by the terms or conditions of any Client Engagement Letter, obtain the consent of its existing Clients and any new Clients of the Firm’s intention to use NDEx to provide Foreclosure Trustee Services.
     4.3 Supervision of NDEx Employees. The Firm agrees to cause its attorneys to provide supervision of the employees of NDEx that are providing Foreclosure Trustee Services in compliance with Applicable Law.
     4.4 Support. Pursuant to separate sublease agreements between NDEx Holdings and the Firm, NDEx and the Firm shall permit each other’s employees to (i) utilize each other’s office space without charge, as the Parties shall mutually determine, acting reasonably and in good faith, and (ii) provide access to, and the authorized use of, all software, hardware, and assets owned or licensed by the Firm or NDEx needed by the other to operate the Business and to adequately and efficiently provide the Services to the Firm and its Clients; provided, however, that all office furniture, office equipment (including, but not limited to, telephones, computers and copiers), office supplies and all other normal and customary office products associated with or required to perform the Services contemplated by this Agreement (collectively, the “Office
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Products”) shall be the responsibility of NDEx. Notwithstanding the foregoing, the Firm shall have no responsibility for any Employee Expenses. The Firm shall provide to NDEx in a timely manner file count reports in a form consistent with, and using the same methodology as, the file count reports generated by the Firm for its own account prior to the date of this Agreement.
     4.5 Compliance With Law; Adherence to Professional Standards.
     (a) Professional Ethical Requirements. From and after the Effective Date, the Firm shall fully inform NDEx of all professional ethical responsibilities relating to the Practice of Law (and any changes thereto), as the same may be applicable to any services performed by NDEx under this Agreement. The Firm will inform NDEx of and cooperate with NDEx to assure that any confidences and secrets of Clients will be protected and maintained to the full extent required by any professional ethics rules applicable to the Practice of Law.
     (b) Compliance with Applicable Laws. The Firm shall perform Legal Services diligently, conscientiously and in a manner consistent with professional and ethical standards and in compliance with all Applicable Laws, including laws and professional ethical rules and requirements applying to the legal profession, and requirements of the Agencies. It is expressly acknowledged by the Parties that all Legal Services provided by the Firm shall be performed solely by licensed attorneys or under the direct supervision and control of licensed attorneys. Each of the attorneys working for the Firm shall be licensed to practice law in the State of Texas, and any other state or federal district in which such attorney renders Legal Services. The Firm shall require that all attorneys who are licensed and in good standing as lawyers with the applicable licensing authorities in one or more states and who perform the Practice of Law who are employees of the Firm comply with Applicable Laws, including, but not limited to, all applicable ethical standards and rules of professional responsibility relating to the Practice of Law.
     4.6 Maintenance of Malpractice Insurance. During the Term of this Agreement, and except as otherwise provided herein, the Firm shall maintain legal malpractice insurance policies (the “Malpractice Insurance Policies”) in at least the same amount as provided for by the Firm’s current Malpractice Insurance Policies issued by an insurance carrier with an A.M. Best rating of “A” or better. The Firm represents and warrants that the Malpractice Insurance Policies, as described on Exhibit B hereto, are in full force and effect and the Firm is not in default under any of them and no claim for coverage thereunder has been denied under any such current Malpractice Insurance Policies with respect to any matter. At the request of NDEx from time to time, the Firm shall furnish NDEx with a copy of the certificate of insurance evidencing the coverage under such Malpractice Insurance Policies and the Firm agrees that no such Malpractice Insurance Policies may be cancelled or the amount of coverage under such Malpractice Insurance Policies reduced without thirty (30) days prior written notice to NDEx.
     4.7 Firm Annual Budget. No later than thirty (30) days prior to the beginning of each fiscal year, the Firm shall provide to NDEx a draft copy of the Firm’s annual budget for the upcoming fiscal year. The Firm shall promptly provide to NDEx any update, amendment or revision to such budget.
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     4.8 Annual Audit of the Firm. The Firm’s financial statements shall be audited annually by an independent auditor in accordance with generally accepted auditing standards. The costs and expenses of such audits shall be paid by the Firm. A copy of each such audit shall be furnished to NDEx within 120 days after the end of the Firm’s fiscal year.
     4.9 Records. The Firm shall maintain accurate books and records regarding payments from Clients, the provision of Legal Services, and other matters related to the Firm’s Business, in compliance with all Applicable Laws, and shall retain such books and records for not less than five (5) years or such longer period as may be reasonably requested by NDEx, upon prior written notice to the Firm from NDEx.
     4.10 Access Rights to Records. Subject to any applicable ethical limitations or other limitations or requirements imposed by Applicable Laws, the Firm shall afford to NDEx, and NDEx shall have the right, exercisable from time to time as valid business reasons shall warrant, to have any of its representatives exercise the Access Rights with respect to the books and records of the Firm described in Section 4.9 to determine compliance with this Agreement.
ARTICLE V
AFFIRMATIVE COVENANTS OF NDEX
     5.1 Hiring and Maintenance of NDEx Workforce; Compensation. NDEx shall employ or otherwise retain and be responsible for selecting, hiring, training and supervising all personnel necessary or appropriate for the proper operation of NDEx and the provision of Services to the Firm (the “NDEx Workforce”). All employee and employment benefit matters shall be the responsibility of NDEx, including, but not limited to, the number, nature, type and compensation of NDEx Work Force and all administrative or governmental filings regarding employment. NDEx shall have sole responsibility for the Employee Expenses.
     5.2 Office Products. NDEx shall provide all Office Products to its employees in connection with its obligations under this Agreement, and shall have sole responsibility for the maintenance and insurance of such personalty.
     5.3 Performance Level Requirements for Foreclosure Trustee Services. NDEx shall perform the Foreclosure Trustee Services in a professional and workmanlike manner and in a manner which is in conformity with the requirements of Clients, but in any event in a manner consistent with the historical practices of the Firm. NDEx shall use commercially reasonable efforts to maintain such level of personnel as is necessary to perform the Foreclosure Trustee Services in a professional and workmanlike manner and in a manner in conformity with the requirements of Clients, but in any event in a manner consistent with the historical practices of the Firm.
     5.4 Prohibition Against Providing Legal Services. The Parties acknowledge that NDEx is not authorized or qualified to engage in any activity which under Applicable Laws may only be performed by licensed attorneys and that nothing herein shall be construed as permitting or authorizing NDEx to provide Legal Services to Clients. Notwithstanding anything to the contrary in this Agreement, to the extent any act or service required of NDEx is construed or
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deemed to constitute the provision of Legal Services, NDEx is released from any obligation to provide, and the Firm shall be deemed not to have requested NDEx to provide, such act or service.
     5.5 Independence of the Firm. The Firm will be the exclusive provider of Legal Services to Clients under this Agreement and the Firm shall have complete and absolute control over the methods by which the Practice of Law is conducted by the Firm. All matters involving the internal management, control, or finances of the Firm shall remain the sole responsibility of the Firm and its partners, and NDEx shall have no authority whatsoever over the Firm as it relates to its Practice of Law.
     5.6 No Solicitation of Legal Services. NDEx shall not advertise its ability to provide Legal Services through the Firm or solicit potential Clients on behalf of the Firm with respect to the Firm furnishing Legal Services to such potential Clients.
     5.7 Accounting and Financial Records Services. NDEx shall establish and administer accounting procedures, controls, and systems for the development, preparation, and safekeeping of administrative or financial records and books of account relating to the business and financial affairs of the Firm’s Business, all of which shall be prepared and maintained in accordance with GAAP. NDEx shall prepare and deliver to the Firm, within ninety (90) days of the end of each calendar year, a balance sheet and a profit and loss statement reflecting the financial status of the Firm’s Business as of the end of such calendar year, all of which shall be prepared in accordance with GAAP. In addition, NDEx shall prepare and deliver such other financial statements or records as the Firm may reasonably request.
     5.8 Information Services. NDEx shall make available to the Firm its computer and information support services, including, but not limited to, a link to NDEx to communicate financial and other data and information and programs agreed upon by NDEx and the Firm. NDEx shall provide adequate support services, including updates, modifications, and technical and user assistance, in accordance with the reasonable and lawful requirements of the Firm and the Clients.
     5.9 Adequate Support. NDEx shall use commercially reasonable efforts to assist the Firm in providing high quality Legal Services in the Firm’s Foreclosure Business. In making any employee assignments, NDEx shall use commercially reasonable efforts to assure consistent and continued rendering of high quality Foreclosure Trustee Services and the prompt availability and accessibility of individual support personnel to the Practice Providers in order to develop constant, familiar and routine working relationships between each Practice Provider and individual members of the NDEx Workforce who support such Practice Provider.
     5.10 Maintenance of Errors and Omissions Insurance. During the Term of this Agreement, and except as otherwise provided herein, NDEx shall maintain errors and omissions insurance policies in the amounts as set forth in Exhibit C attached hereto, by an insurance carrier with an A.M. Best rating of “A” or better or otherwise reasonably acceptable to the Firm. To the extent commercially practicable, the insurance policy will name the Firm as an additional insured party.
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     5.11 Records. NDEx shall maintain accurate and books and records regarding the provision of Services under this Agreement and retain such books and records in compliance with all Applicable Laws, and shall retain such books and records for not less than five (5) years or such longer period as may be requested by the Firm, upon prior written notice to NDEx by the Firm.
     5.12 Access to Records. NDEx shall afford to the Firm, and the Firm shall have the right, exercisable from time to time as valid business reasons shall warrant, to have any of its representatives exercise the Access Rights with respect to the books and records of NDEx described in Section 5.11 to determine NDEx’s compliance with this Agreement.
     5.13 Supervision of NDEx Personnel. NDEx covenants and agrees that all employees of NDEx who are providing Foreclosure Trustee Services related to any matter or case in which the Firm is providing Legal Services shall work under the supervision (in a manner consistent with the professional ethical requirements of the Firm and all Applicable Laws) of an attorney employed by the Firm, or in compliance in all material respects with all guidelines, policies, and rules established by the Firm and conveyed in writing to NDEx in order to comply with Applicable Laws and requirements of Clients and Agencies. The Firm may have one or more attorneys at the offices of NDEx during its normal business hours to supervise the personnel of NDEx performing Foreclosure Trustee Services for the Firm or any Client. NDEx agrees that any employee of NDEx who fails to comply with the lawful directives or supervision of an attorney in the Firm shall, at the request of the Firm, be subject to appropriate re-training, reassignment, discipline, or termination of employment by NDEx.
     5.14 NDEx Shall Not Interfere With Practice of Law. In furtherance of the agreements set forth herein, the Parties further confirm and agree that nothing in this Agreement is intended or shall be construed to allow NDEx to exercise control or direction over the manner or method by which the Firm and the Practice Providers perform Legal Services or engage in the Practice of Law. The rendition of all Legal Services (including, but not limited to, legal advice, preparation of legal documents constituting the Practice of Law, rendering of oral or written legal advice to Clients, the supervision of employees of the Firm and NDEx with respect to work and activities ancillary to the performance of Legal Services, and the preparation of legal memoranda or reports involved in the Practice of Law) shall be the sole responsibility of the Firm and the Practice Providers, and NDEx shall not have any responsibility therefor and shall not interfere therewith.
ARTICLE VI
CERTAIN COVENANTS OF BOTH PARTIES
     6.1 Compliance with Laws.
     (a) Compliance with Laws. NDEx and the Firm each agree to comply in all material respects with all Applicable Laws, in each case to the extent relevant to the performance of services under this Agreement.
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     (b) FDCPA Compliance. The Parties further agree that they have examined the Standard Operating Procedures and that none of any such procedures violates any Applicable Law as it is currently construed. Accordingly, the Parties agree that there will be no liability or recourse between the Parties from any subsequent adjudication that such interpretation of Applicable Laws was incorrect. In order to avoid potential violations of the FDCPA, it is expressly agreed that no employees of NDEx or the Firm shall, in the performance of their duties pursuant to this Agreement, communicate with any debtors or borrowers unless otherwise allowed or required by Applicable Law.
     (c) Expense of Compliance. NDEx and the Firm warrant that they shall, at their own respective expense, (i) comply with all other Applicable Laws and, to the extent not otherwise in contravention with any Applicable Law, the regulations, servicing guidelines, policies, and requirements of each Client with respect to the performance of Foreclosure Trustee Services or Legal Services, as the case may be, and (ii) satisfy all liabilities or obligations imposed by the foregoing.
     (d) Taxes. NDEx shall be responsible in accordance with Applicable Law for the payment of all applicable taxes levied on NDEx’s Business or based upon the income of NDEx’s Business (other than any applicable taxes levied or based upon the compensation paid to the Firm for its provision of Legal Services to Clients, which taxes shall be for the account of the Firm, and the Firm shall have sole responsibility for the payment thereof).
     6.2 Client Relationships Notwithstanding anything herein to the contrary, the Parties hereto understand and agree that each party is responsible for its own relationship with the Clients. Further, neither Party shall attempt to adversely affect the other’s relationship with any Client. As such, neither Party may dismiss or cause the dismissal of the other Party from the terms, conditions, obligations, and benefits of this Agreement relating to Clients unless (i) without the urging or encouragement of either Party, any such Client expressly requests in writing the dismissal of such other Party or specifies a third party to perform the relevant services, or (ii) this Agreement has been terminated pursuant to Section 8.3 hereof.
     6.3 No Use of Party and Client Name. Except as required by any Applicable Law (including any securities laws applicable to NDEx or its Affiliates relating to any securities filings of NDEx or its Affiliates or otherwise) or applicable securities exchange on which any securities of any Affiliate of NDEx trade, the Parties agree that they will not use, in any advertising or promotional material or media, the other Party’s or any Client’s name or logo or the name and logo of any Affiliate of the other Party or any Client, or otherwise identify the other Party or any Client as a client of the other Party, without the other Party’s or any Client’s prior written consent
ARTICLE VII
CONFIDENTIALITY; INTELLECTUAL PROPERTY
     7.1 Protection of NDEx’s Confidential Information.
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     (a) Confidential Information. All confidential information, proprietary information and rights, and trade secrets of NDEx (the “NDEx Confidential Information”), shall be safeguarded and treated as confidential by the Firm. NDEx Confidential Information includes, but is not limited to, records, files, electronic records, documents, bulletins, publications, manuals, financial data and information, marketing plans and proposals, accounting control procedures and any information relating to and concerning the identity of customers, prospects, suppliers, employees and manner of operations of NDEx. NDEx Confidential Information shall also include specifications, software code, design, materials, documentation, flow charts, diagrams, schematics, data, databases, and business and production methods and techniques of NDEx and all other confidential information, proprietary information and rights, and trade secrets of NDEx.
     (b) Nondisclosure of Confidential Information. The Firm recognizes and acknowledges that NDEx Confidential Information is valuable, special and unique and that the protection of NDEx Confidential Information is critical to NDEx and its ability to maintain its competitive advantage over its competitors. In furtherance thereof, the Firm shall use NDEx Confidential Information solely in conjunction with this Agreement. Without the express written consent of NDEx, the Firm shall not at any time disclose NDEx Confidential Information to any Person except in furtherance of this Agreement.
     (c) Disclosure under Court Order. Notwithstanding the foregoing restrictions, the Firm may use and disclose any NDEx Confidential Information to the extent required by an order of any governmental body, but only after NDEx has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. The Firm shall cooperate fully with NDEx in connection with obtaining any protective order or other appropriate remedy.
     7.2 Protection of Firm Confidential Information.
     (a) Confidential Information. All confidential information, proprietary information and rights and trade secrets of the Firm (“Firm Confidential Information”), shall be safeguarded and treated as confidential by NDEx. Firm Confidential Information includes, but is not limited to, any records, files, electronic records, documents, bulletins, publications, manuals, financial data and information, marketing plans and proposals, accounting control procedures, information relating to Clients, customers, prospects, suppliers, employees and manner of operations of the Firm, and any information of or pertaining to a Client that is confidential or privileged pursuant to any contract, statute, regulation, rule, code or legal precedent. Firm Confidential Information shall also include specifications, software code, design, materials, documentation, flow charts, diagrams, schematics, data, databases and business and production methods and techniques of the Firm and all other confidential information, proprietary information and rights and trade secrets of the Firm.
     (b) Nondisclosure of Confidential Information. NDEx recognizes and acknowledges that Firm Confidential Information is valuable, special and unique and that the protection of Firm Confidential Information is critical to the Firm. In furtherance thereof, NDEx shall use Firm Confidential Information solely in conjunction with this Agreement. Without the express written
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consent of the Firm, NDEx shall not at any time disclose Firm Confidential Information to any Person except in furtherance of this Agreement.
     (c) Disclosure under Court Order. Notwithstanding the foregoing restrictions, NDEx may use and disclose any Firm Confidential Information to the extent required by an order of any governmental body, but only after the Firm has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. NDEx shall cooperate fully with the Firm in connection with obtaining any protective order or other appropriate remedy.
     7.3 Confidentiality of Third Party Information.
     (a) Confidentiality of Third Party Confidential Information. The Parties recognize that each Party has received and in the future may receive confidential or proprietary information of Clients and other third parties and such information is subject to a duty on the part of the recipient to maintain the confidentiality of such information and to use it only for certain limited purposes. The Parties agree at all times during the Term of this Agreement to hold such information in strictest confidence, and not to use it or disclose it to any Person, except as necessary in connection with the Firm’s performance of Legal Services, or the performance of Foreclosure Trustee Services by NDEx, consistent with their respective agreements with, or obligations under Applicable Law to, such Clients or other third parties.
     (b) Covenant Against Disclosure. Each Party agrees to use commercially reasonable efforts to safeguard the confidential material and to prevent the unauthorized, negligent or inadvertent use or disclosure thereof.
     (c) Obligations Under Rules of Professional Conduct and Applicable Law. Notwithstanding any requirement to disclose information under this Agreement, to the extent that any Party is obligated under any rules of professional conduct or other Applicable Laws to keep any information regarding a Client confidential, such Party shall not be required by this Agreement to disclose such information and shall comply with all such applicable rules of professional conduct or other Applicable Laws.
     7.4 Exceptions to Definition of Confidential Information. The obligations of the Parties to treat any information as proprietary and confidential under this Article VII shall not apply to information which (i) is publicly available or (ii) is obtained from a third party that is not bound, to the knowledge of the receiving party, by an obligation of confidentiality.
     7.5 Remedies. The Parties acknowledge that disclosure of any confidential material could give rise to irreparable injury to the Parties and that such injury may be inadequately compensable in damages. Accordingly, the Firm or NDEx, as applicable, is entitled to obtain injunctive relief against the breach or threatened breach of the undertakings set forth in Sections 7.1, 7.2 and 7.3 without the posting of any bond or other security. This relief shall not be exclusive of, and shall be in addition to, any other remedies available at law or equity.
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     7.6 Ownership of Intellectual Property. The Firm acknowledges and agrees that NDEx owns the worldwide right, title, and interest in and to any and all inventions, original works of authorship, findings, conclusions, ideas, data, databases, flowcharts, scripts, discoveries, developments, concepts, improvements, techniques, processes and know-how, whether or not patentable or registrable under copyright or similar laws, created or developed prior to the date of this Agreement which relate to the provision of Foreclosure Trustee Services including all patent rights, copyrights, trademarks, know-how and trade secrets, or other intellectual property rights related thereto and all modifications, improvements or changes thereto (the “NDEx Intellectual Property”).
     7.7 License of NDEx Intellectual Property. During the Term of this Agreement, NDEx hereby grants the Firm a nonexclusive, worldwide, and royalty-free license to use NDEx Intellectual Property for the benefit of Clients, subject to the following terms, conditions, and restrictions:
     (a) The license granted pursuant to this Section 7.7 authorizes only the Firm and its authorized employees and any agents or contractors to use NDEx Intellectual Property.
     (b) No part or portion of NDEx Intellectual Property may be sublicensed, copied, reproduced or duplicated by any means, or translated into machine language by the Firm, without the prior express written permission of NDEx, except that the Firm may make those copies of NDEx Intellectual Property necessary for non-productive back-up purposes only.
     (c) The Firm’s right to use NDEx Intellectual Property under the terms of this Agreement shall commence on the Effective Date and shall continue until the termination of this Agreement.
     7.8 Disclosure. Notwithstanding anything in this Agreement which may imply the contrary, NDEx and its Affiliates may (i) disclose the existence of this Agreement and the terms and conditions hereof and/or (ii) file a copy of this Agreement, to the extent reasonably determined to be required by Applicable Law, including, but not limited to, any applicable securities laws or stock exchange requirements.
ARTICLE VIII
TERM AND TERMINATION
     8.1 Initial Term. The initial term of this Agreement shall be for a period of twenty-five (25) years, commencing as of the date hereof and ending at midnight on the twenty-fifth (25th) anniversary of the date hereof (the “Initial Term”).
     8.2 Automatic Five Year Extensions. This Agreement shall be automatically extended for successive five (5) year periods (with each such successive five (5) year period being referred to herein as an “Extended Term”) unless, and only if at least one (1) year prior to the expiration of the Initial Term or, if applicable, at least one (1) year prior to the expiration of the Extended Term then in effect, either party shall give the other written notice of its intention not to extend the Initial Term or, if applicable, the Extended Term then in effect.
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     8.3 Termination for Breach; Notice and Cure of Breach. Upon any Party hereto (the “Non-breaching Party”) becoming aware of a Material Breach of this Agreement by any other Party (the “Breaching Party”), the Non-breaching Party shall provide to the Breaching Party a written notice describing such Material Breach. The Breaching Party shall have a sixty (60) day period within which to cure such breach. Both the Breaching Party and the Non-Breaching Party shall use good faith efforts to reach a mutually acceptable solution for addressing such breach. If the Breaching Party has not cured such Material Breach within such period, the Non-breaching Party may terminate this Agreement. Nothing in this Section 8.3 shall prejudice or otherwise restrict the Non-breaching Party in the exercise of any of its other remedies under this Agreement or Applicable Law.
     8.4 Termination for Failure to Agree Upon an Amended Fee Schedule. NDEx may terminate this Agreement upon thirty (30) days written notice to the Firm any time after the Parties have failed to agree upon an Amended Fee Schedule.
     8.5 Termination for Insolvency. In the event a Party shall become Insolvent, the other Party hereto may immediately terminate this Agreement upon written notice to the Insolvent Party.
     8.6 Provisions Applicable Upon Any Termination of this Agreement.
     (a) Payment of Fees. Notwithstanding any contrary provision contained in this Agreement, upon the expiration of the Initial Term or any Extended Term of this Agreement, or upon any earlier termination of this Agreement pursuant to any of the termination provisions contained in this Agreement, NDEx shall continue to collect and receive all compensation, reimbursement, and payment due for all Foreclosure Trustee Services provided prior to the effective date of the expiration or the termination of this Agreement.
     (b) NDEx Proprietary Information. Upon any termination of this Agreement, the Firm shall immediately discontinue the use of and shall promptly return all NDEx Confidential Information that has been made available to the Firm by reason of participation herein and shall return all such property, together with any copies thereof in its possession, to NDEx.
     (c) Firm Proprietary Information. Upon any termination of this Agreement, NDEx shall immediately discontinue the use of and shall promptly return all Firm Confidential Information that has been made available to NDEx by reason of participation herein and shall return all such property, together with any copies thereof in its possession, to the Firm.
     (d) Access to Records. Subject to the rights of the Clients under Applicable Laws, the Firm shall provide to NDEx access, at reasonable times and upon reasonable request, to records relating to the Legal Services provided in connection with any Foreclosure Trustee Services NDEx performed for the Firm, for a period ending one year after the later of (i) expiration of the applicable statute of limitations for any claim which may be asserted against NDEx arising from the activities pursuant to this Agreement, or (ii) conclusion of all matters relating to such a claim.
21 PORTIONS OF THIS EXHIBIT WERE OMITTED AND HAVE BEEN FILED SEPARATELY WITH THE SECRETARY OF THE COMMISSION PURSUANT TO AN APPLICATION FOR CONFIDENTIAL TREATMENT UNDER RULE 406 OF THE SECURITIES ACT; [***] DENOTES OMISSIONS.

     (e) Return of Work Product. Upon termination of this Agreement, or upon any Client’s earlier request, the Firm will ensure, and NDEx will cooperate with the Firm in ensuring, that all Work Product and Work-in-Process, or any lesser part designated by the Firm or any Client in writing, shall be returned by NDEx to the Firm or such Client.
     8.7 Post-Termination Services.
     (a) Continued Services. Upon the termination of this Agreement in accordance with Sections 8.3, 8.4 or 8.5, so long as the Firm is not in breach of its payment obligations under this Agreement, NDEx shall continue to provide Foreclosure Trustee Services to the Firm with respect to the Client matters and files on which it is then working. NDEx shall provide such Foreclosure Trustee Services pursuant to this Section 8.7 until the earlier of (i) one year from the Termination Date and (ii) the date that the Firm is able to engage a third party other than NDEx to provide such Foreclosure Trustee Services.
     (b) Payment for Continued Services. NDEx shall receive payment for the provision of Foreclosure Trustee Services pursuant to this Section 8.7 at the same rate as that paid by the Firm prior to the Termination Date for so long as NDEx is providing Foreclosure Trustee Services pursuant to Section 8.7(a).
ARTICLE IX
CHANGES
     9.1 Changes. In the event (a) any Applicable Laws or any interpretations thereof, or any requirements of Clients, Agencies or Investors at any time during the Term of this Agreement are modified, implemented, threatened to be implemented, or determined to prohibit, restrict or in any way materially change the method of providing or paying for Foreclosure Trustee Services as described in or contemplated by this Agreement, or (b) the manner of providing Foreclosure Trustee Services, including the nature of the relationship or services involved in foreclosures that are the subject of the Foreclosure Trustee Services, is required to change in any material respect to meet market demands for services of the type rendered by the Firm, which change, in either case, has or could reasonably be expected to have a material adverse effect on the ability of either the Firm or NDEx to engage in commercial activity consistent with and in furtherance of its business plans (all of the foregoing being hereinafter collectively referred to as “Changes,” and individually, a “Change”), then the parties to this Agreement shall negotiate in good faith to amend this Agreement as necessary to provide for procurement of services and payment hereunder, while at the same time preserving the economic expectations of the Parties as set forth herein, to the fullest extent reasonably possible. To the extent any act or service required of NDEx in this Agreement should be construed or deemed, by any Applicable Law or Governmental Body to constitute the provision of Legal Services, the performance of said act or service by NDEx shall be deemed waived and forever unenforceable and the provisions of this Section 9.1 shall be applicable. Neither party shall claim or assert illegality as a defense to the enforcement of this Agreement or any provision hereof; instead, any such purported illegality shall be resolved pursuant to the terms of this Section 9.1.
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ARTICLE X
INDEPENDENT RELATIONSHIP
     10.1 Independent Contractor Status. Each of the Parties acknowledges that each is an independent contractor and not an agent, employee or representative of the other. This Agreement shall not create any partnership or joint venture between the parties.
     10.2 No Referral Arrangements. The Parties hereby acknowledge and agree that no benefits to NDEx hereunder require or are in any way contingent upon the recommendation, referral or any other arrangement by NDEx for the provision of any Legal Services or other service offered by the Firm.
     10.3 No Restriction on NDEx Expansion. NDEx (and its Affiliates) may from time to time (i) be engaged by the Firm and any other Person to perform services which are not included in or related to the Foreclosure Trustee Services, or (ii) invest in or engage in businesses wholly unrelated to the Foreclosure Trustee Services; provided, however, NDEx shall not provide any Legal Services. Nothing in this Agreement shall be construed to preclude NDEx from providing services the same as or similar to those provided under this Agreement to other customers of NDEx during the Term of this Agreement.
     10.4 Referrals From Others than the Firm. NDEx may from time to time (i) be engaged by other Persons to perform Foreclosure Trustee Services; (ii) enter into agreements similar to this Agreement with other Persons; and (iii) enter into co-engagements with other law firms which will provide Legal Services for NDEx customers, in all cases without the necessity of obtaining approval from the Firm.
ARTICLE XI
INDEMNIFICATION; LIMITATIONS OF LIABILITY
     11.1 No Consequential Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SIMILAR DAMAGES EVEN IF THE LIKELIHOOD OF SUCH DAMAGES IS KNOWN TO SUCH PARTY.
     11.2 Costs of Enforcement. If either Party files suit in any court against the other Party to enforce the terms of this Agreement against the other Party or to obtain performance by the other Party hereunder, the Prevailing Party will be entitled to recover all reasonable costs, including Reasonable Attorneys’ Fees, from the other Party as part of any judgment in such suit. The term “Prevailing Party” shall mean the Party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complaint.
     11.3 Force Majeure. No Party hereto shall be liable for delay or default in performing hereunder (other than a delay or default in payment of any monies due to the other Party) if such performance is delayed or prevented by a Force Majeure Condition.
     11.4 Indemnification of the Firm by NDEx. The Parties acknowledge that administrative errors and omissions in providing Foreclosure Trustee Services and Support
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Services have and will continue to occur, and that the cost of these errors and omissions will be borne by NDEx, unless such costs are due to (i) the failure of supervision by attorneys in the Firm, as described in Section 11.5(i) below, or (ii) the negligence, willful misconduct or fraud of the Firm. Subject to the limitations of Sections 11.1 and 11.7, NDEx shall indemnify, defend and hold harmless the Firm and its respective employees and equityholders from and against any claims, damages, losses, liabilities, costs and expenses, including reasonable attorney’s fees (collectively, “Damages”) which may be imposed upon, incurred by, or asserted against the Firm in connection with the failure of NDEx to perform the Foreclosure Trustee Services in accordance with this Agreement, including any Damages incurred by the Firm arising out of or in any way related to NDEx’s obligations under Article V above; provided, however, that NDEx will not be liable for indemnification hereunder to the extent that the claim, damage, loss, liability, or expense results from (i) the failure of supervision by attorneys in the Firm, as described in Section 11.5(i) below, or (ii) the negligence, willful misconduct or fraud of the Firm; and provided, further, that the maximum obligations for Firm Damages under this Section 11.4 shall be limited to One Million Dollars ($1,000,000) per action or omission that gives rise to any such indemnification claim and an aggregate cap totaling Fifteen Million Dollars ($15,000,000) for any ten (10) year period during the Term of this Agreement. Such right of indemnification under this Section 11.4 will survive the termination of this Agreement.
     11.5 Indemnification of NDEx by the Firm. Subject to the limitations of Sections 11.1 and 11.7, the Firm acknowledges that the Firm is responsible for the supervision, as may be required by Applicable Law, of the employees of NDEx providing Foreclosure Trustee Services to the Firm on behalf of the Clients pursuant to this Agreement. The Firm shall indemnify, defend and hold NDEx and its respective officers, directors, employees and equityholders harmless from and against any Damages which may be imposed upon, incurred by, or asserted against NDEx or such other indemnified Persons in any manner relating to or arising out of (i) the provision of Foreclosure Trustee Services by NDEx to the Firm pursuant to this Agreement in connection with the failure of an attorney employed by the Firm to properly supervise the employees of NDEx or as a result of complying with such supervising attorney’s direction or supervision, (ii) any breach of or default under any Client Engagement Letter as a result of the referral of files by the Firm to NDEx pursuant to this Agreement, (iii) any breach of this Agreement by the Firm, (iv) any disclosure of any information contained in any file or otherwise disclosed by the Firm or its employees or agents in contravention or violation of any Client Engagement Letter, Applicable Law or other obligation to any other Person or (v) the access provided to, or the use of, any software and assets owned or licensed by the Firm to NDEx in contravention or violation of (A) any contract, license, lease, agreement or other arrangement to which the Firm is a party or is subject to or (B) Applicable Law. Such right of indemnification under this Section 11.5 will survive the termination of this Agreement, and shall be limited to One Million Dollars ($1,000,000) per action or omission that gives rise to any such indemnification claim and an aggregate cap totaling Fifteen Million Dollars ($15,000,000) for any ten (10) year period during the Term of this Agreement.
     11.6 Indemnification Procedures. Promptly upon becoming aware of any matter which is subject to the provisions of Sections 11.4 or 11.5 (a “Claim”), any Person seeking indemnification (an “Indemnified Party”) must give notice of the Claim to the other Party (the “Indemnifying Party”), accompanied by a copy of any written documentation regarding the
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Claim received by the Indemnified Party. The Indemnified Party shall also provide reasonable cooperation and information to assist the Indemnifying Party in the defense or settlement of any Claim. If the Indemnified Party fails to notify the Indemnifying Party of the Claim promptly or to provide reasonable cooperation and information to defend or settle the Claim, the Indemnifying Party shall not be required to indemnify the Indemnified Party to the extent that such failure prejudices the Indemnifying Party’s ability to defend or settle the Claim. The Indemnifying Party, at its sole option, may take whatever action it deems reasonable and appropriate in the handling, defense, or settlement of any Claim, subject to the terms of any applicable insurance policy. The Indemnifying Party will notify the Indemnified Party in writing of any proposed settlement of a Claim, and shall not settle any Claim without the prior written consent, which such consent shall not be unreasonably withheld, of the Indemnified Party unless such settlement includes an unconditional release of all liability of the Indemnified Party with respect thereto. The Indemnified Party shall not settle any Claim without the prior written consent of the Indemnifying Party.
     11.7 Limitation on Indemnification. No claim for indemnification by an Indemnified Party pursuant to Sections 11.4 or 11.5 shall be payable unless and until the aggregate amount of all Damages incurred by the Indemnified Party under Sections 11.4 or 11.5 exceeds Twenty-Five Thousand Dollars ($25,000.00), after which the Indemnified Party may seek indemnification for the full amount of such claims.
     11.8 Effect of Insurance. To the extent that an Indemnified Party receives insurance proceeds attributable to a Claim, then the amount of such Claim paid by the Indemnifying Party to the Indemnified Party shall be net of any amounts actually recovered by the Indemnified Party under any applicable insurance policies. If the Indemnified Party actually receives any amounts under any applicable insurance policies in respect of any Claim for which an indemnification payment by the Indemnifying Party was made hereunder, then such Indemnified Party shall promptly reimburse the Indemnifying Party an amount equal to the lesser of (i) the indemnification payment made by the Indemnifying Party in respect of the Claim for which such indemnification payment was made and (ii) the amount actually received by the Indemnified Party under such insurance policy; provided that the amount of such reimbursement shall be net of any expenses incurred by such Indemnified Party (or its Affiliates) in collecting such amount and, in the case of recovery under any insurance policy, after giving effect to any increase in premiums resulting therefrom.
     11.9 Sole and Exclusive Remedy. Except as otherwise expressly set forth in this Agreement, the Parties agree that the indemnification set forth in this Article XI shall be the sole and exclusive remedy for breaches of the representations, warranties, covenants and agreements described herein.
ARTICLE XII
MISCELLANEOUS
     12.1 No Other Agreement. The terms and conditions set forth in this Agreement are those adopted by the Parties after extensive study and discussion and supersede all other agreements, contracts, statements, courses of conduct, and expressions of intent which may have
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previously existed between the Parties. This Agreement, including the appendices, Schedules and Exhibits attached hereto and made a part hereof for all purposes, represent the entire agreement between the Parties with respect to the subject matter herein.
     12.2 Notices. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally; (b) sent by registered or certified mail, return receipt requested, postage prepaid; (c) sent by next-day or overnight courier or delivery to the applicable address set forth below; or (d) sent via facsimile or other electronic transmission (including transmission in portable document format by electronic mail), as set forth below or, in each case, at such other address as may be specified in writing to the other Party:

If to NDEx:	If to Firm:

National Default Exchange, LP	Barrett Daffin Frappier Turner & Engel, LLP
c/o Dolan Media Company	Attn: Michael C. Barrett, Chairman
Attention: James P. Dolan	15000 Surveyor Blvd., Suite 100
1200 Baker Building	Addison, Texas 75001
706 Second Avenue South	Fax: (972) 341-5024
Minneapolis, Minnesota 55402	Email: MichaelB@bbwcdf.com
Fax: (612) 317-9434
Email: jim.dolan@dolanmedia.com

with a copy to:	with a copy to:

Katten Muchin Rosenman LLP	Haynes and Boone, LLP
Attn: Walter S. Weinberg	Attn: Darrel A. Rice
525 West Monroe Street	901 Main St. — Suite 3100
Chicago, Illinois 60661-3693	Dallas, Texas 75202
Fax: (312) 577-8771	Fax: (214) 200-0664
Email: walter.weinberg@kattenlaw.com	Email: darrel.rice@haynesboone.com
All such notices, requests, demands, waivers and other communications shall be deemed to have been received (x) if by personal delivery, facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), on the date after such delivery, (y) if by certified or registered mail, on the third business day after the mailing thereof or (z) if by next-day or overnight courier or delivery, on the date of such delivery.
     12.3 Governing Law; Agreement to Arbitrate; Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the contract and other general laws of the State of Delaware, without giving effect to its conflict of laws principles; provided, however, that the laws of another State may govern any professional ethical issues under this Agreement to the extent that the Applicable Laws are the laws of a State other than Delaware.
     12.4 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize
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or in any way affect the meaning or interpretation of any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
     12.5 Severability. If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.
     12.6 Due Authorization. Each Party warrants that the terms of this Agreement and its execution, delivery and performance have been duly authorized and approved by all necessary action of each Party.
     12.7 Counterparts. The Parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument. To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), this Agreement shall be treated in all manners and respects and for all purposes as an original and shall have the same binding legal effect as if it were the original signed version thereof delivered in person. None of the undersigned shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that such signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the enforceability of this Agreement and each of the undersigned forever waives any such defense.
     12.8 Amendments; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.
     12.9 No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any Person (except for NDEx Title and Persons entitled to indemnification hereunder) other than the Parties and their respective successors and permitted assigns. The Parties each acknowledge and agree that NDEx Title is a third party beneficiary of this Agreement.
     12.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the Firm and NDEx and their respective successors and assigns; provided no such assignment shall relieve the assignor of its duties under this Agreement. Without limiting the foregoing, the
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Parties agree that neither this Agreement, nor any duties or obligations under this Agreement, shall be assigned or transferred by either party without the prior written consent of the other.
     12.11 No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.
     12.12 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
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Signature page follows this page
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     IN WITNESS WHEREOF, each of the undersigned hereby execute this Amended and Restated Services Agreement as of the date first above written.

NATIONAL DEFAULT EXCHANGE, LP

By: National Default Exchange GP, LLC Its: General Partner

By:	/s/ Scott J. Pollei
Name: Scott J. Pollei
Title:	Vice President, Secretary and Treasurer

BARRETT DAFFIN FRAPPIER TURNER & ENGEL, LLP

By:	/s/ Michael C. Barrett

Name:	Michael C. Barrett
Its:	Chairman
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Schedule 1
Additional Description of Support Services
NDEx will provide human resources administration and financial accounting services to the Firm, including, but not limited to, process development services, billing services, internal audit services, document generation services, mailroom services, imaging and indexing services, training services, and information technology services and support, as well as accounting, human resources, information technology, technical, and other support personnel to perform functions common to both Parties’ businesses, and to facilitate the use by such personnel of office space, supplies, equipment, copy services, phone services, data connectivity, heat, power and air conditioning,
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Exhibit A
Initial Fee Schedule

Type of File	Per File Fee
Texas Foreclosure	$[***]
Texas Repost	$[***]
Texas HEL	$[***]
Texas POC Set-Up	$[***]
Texas MFR Set-Up	$[***]
Texas Eviction	$[***]
Texas Litigation	$[***]
Loan Modification Set-Up	$[***]
In addition to the above per file fees, the Firm shall pay NDEx a monthly foreclosure trustee administration fee in an amount set forth in the table below:

Monthly Foreclosure Trustee
Monthly Volume of Files Referred	Administration Fee
Less than or equal to [***]	$[***]
Greater than [***], but less than or equal to [***]	$[***]
Greater than [***], but less than or equal to [***]	$[***]
Greater than [***]	$[***]
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Exhibit B
Description of the Firm’s Malpractice Insurance Policies
Policy: Catlin Lawyers Professional Liability Insurance
Policy Number: LDUSA0802919
Limits of Liability: $5,000,000 each claim and $5,000,000 in the aggregate, with a deductible of $125,000
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Exhibit C
Description of NDEx’s Errors and Omissions Insurance Policies
Policy: Executive Risk Indemnity Inc.
Policy Number: 68042415
Limits of Liability: $5,000,000 each claim and $5,000,000 in the aggregate, with a deductible of $50,000
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